Exhibit 10.54

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”), effective as of the date set forth below (the “Effective Date”) is made and entered into by and between US Foods, Inc. (the “Employer”) and Dirk Locascio (the “Executive”).

AGREEMENT

In consideration of the foregoing, of the mutual promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive intend to be legally bound and agree as follows:

1.    Term of Employment. Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until Executive’s employment is terminated pursuant to the terms of Section 4 of this Agreement. The date on which Executive’s employment is terminated pursuant to Section 4 of this Agreement shall be the “Termination Date.”

2.    Employment At Will. Executive agrees that no provision in this Agreement shall be construed to create an express or implied employment contract or a promise of employment for any specific period of time. Executive further acknowledges and agrees that Executive’s employment with the Employer is “at will” (unless Executive entered into a written employment contract, signed by an officer of the Employer who is authorized to do so, that expressly provides that Executive’s employment is not “at will”) and can be terminated at any time by the Employer or the Executive, for any reason or for no reason. Notwithstanding the foregoing, the Executive agrees to provide the Company with forty-five (45) days’ notice of his or her intent to terminate the employment relationship; provided, however, that such notice period may be waived by the Company in its discretion, upon request by the Executive.

3.    Duties. During the Term, the Executive will serve as the Chief Financial Officer for the Employer. The Executive will have the powers and authority normally associated with such position. The Employer reserves the right to change the Executive’s office or title from time to time during the Term. In addition, the Executive will assume such other responsibilities, consistent with Executive’s position, as the Employer may delegate to the Executive from time to time. The Executive will be employed on a fulltime basis and shall devote his or her full employment time, efforts and energy to the performance of his or her duties for the Employer. Executive agrees that, during the Term, Executive will not engage in any other employment, occupation, consulting or other business activity, nor will Executive engage in any activities that conflict with Executive’s obligations to the Company.

27206233v.2

4.    Termination. The Executive shall be entitled to the following payments and benefits should his or her employment with the Employer terminate under the conditions described below:

4.1.  Resignation for Good Reason. The Executive may terminate his or her employment for “Good Reason” at any time upon forty-five (45) days’ notice to the Employer. For this purpose, “Good Reason” shall be deemed to exist if, absent the Executive’s written consent: (i) there is a material diminution in title and/or duties, responsibilities or authority of the Executive, including a change in reporting responsibilities specified in Attachment B (except that a decrease in job grade, standing alone, will not qualify as a material diminution) (a “Material Diminution”); (ii) the Employer changes the geographic location of the Executive’s principal place of business to a location that is at least fifty (50) miles away from the geographic location of the Executive’s principal place of business prior to such change (“Relocation”); (iii) there is a willful failure or refusal by the Employer to perform any material obligation under this Agreement; or (iv) there is a reduction in the Executive’s annual rate of base salary as in effect on the date of this Agreement (or as the same may be increased hereafter) (“Annual Base Salary”) or annual bonus target percentage of base salary as in effect on the date of this Agreement (or as the same may be increased hereafter) (the “Target Bonus Percentage”), other than a reduction which is part of a general cost reduction affecting at least ninety percent (90%) of the executives of the Employer holding positions of comparable levels of responsibility (or who are otherwise commonly aggregated for purposes of applying compensation and benefits programs) and which does not exceed ten percent (10%) of the Executive’s Annual Base Salary and Target Bonus Percentage, in the aggregate, when combined with any such prior reductions; provided, however, and notwithstanding anything to the contrary in this Agreement, that if the condition described in clause (iv) occurs and the Executive terminates employment for Good Reason, then any severance payments or benefits determined under this Agreement with reference to the Executive’s Annual Base Salary and Target Bonus Percentage, shall instead be determined prior to any reduction in the Executive’s Annual Base Salary and Target Bonus Percentage described in clause (iv) of this Agreement. In any case of any event described in clauses (i) through (iv) above, the Executive shall only have ninety (90) days from the date the event that constitutes Good Reason first arises to provide the Employer with written notice of the grounds for a Good Reason termination, and the Employer shall have a period of thirty (30) days to cure after receipt of the written notice. Resignation by the Executive following Employer’s cure or before the expiration of the thi11y (30) day cure period shall constitute a voluntary resignation and not a termination for Good Reason.

4.2.  Resignation Not for Good Reason. The Executive may terminate his or her employment for other than “Good Reason” at any time upon forty-five (45) days’ notice to the Employer.

4.3.  For Cause Termination. The Employer may terminate Executive’s employment for “Cause” at any time upon written notice to the Executive. For this purpose, “Cause” shall be deemed to exist if (i) the Employer determines in good faith and following a reasonable investigation that the Executive has committed fraud, theft or embezzlement from the Employer; (ii) the Executive pleads guilty or nolo contendere to or is convicted of any felony or other crime involving moral turpitude, fraud, theft, or embezzlement; (iii) the Executive willfully fails or refuses to perform any material obligation under this Agreement or to carry out the reasonable directives of the Executive’s supervisor, and the Executive fails to cure the same within a period of 30 days after written notice of such failure is provided the Executive by the Employer; or (iv) the Executive has engaged in onthe-job conduct that violates the Employer’s written Code of Ethics or company policies, and which is materially detrimental to the Employer. The Executive’s resignation in advance of an anticipated termination for Cause shall constitute a termination for Cause.

4.4.  Not for Cause Termination. The Employer may terminate Executive’s employment without “Cause” at any time upon forty-five (45) days’ notice to the Executive.

4.5.  Disability. The Executive’s employment and this Agreement shall terminate in the event of the Executive’s “Permanent Disability”; provided, however, that the Agreement shall remain in force solely for the purpose of payment of any benefits which accrued or were triggered prior to or by reason of the Executive’s “Permanent Disability”. For this purpose, a “Permanent Disability” shall be deemed to exist if the Executive becomes eligible to receive long-term disability benefits under any long-term disability plan or program maintained by the Employer for its employees.

4.6.  Death. This Agreement shall terminate upon the Executive’s death; provided, however, that the Agreement shall remain in force solely for the purpose of payment of any benefits which accrued or were triggered prior to or by reason of the Executive’s death, and in such event such benefits, if any, shall be paid to the Executive’s designated beneficiary.

5.     Compensation and Benefits Upon Termination.

5.1.  Upon the termination of the Executive’s employment for any reason, the Employer will pay to the Executive all accrued but unpaid base salary, at the rate then in effect, through the date of the Executive’s termination of active employment. The Executive shall also be entitled to payment of other vested benefits accrued to the date of termination of employment in accordance with the terms and conditions of the applicable plans in which the Executive is a participant.

5.2.  If at any time during the Term of the Agreement, (i) the Executive terminates his or her employment for Good Reason or (ii) the Employer terminates the Executive’s employment without Cause, and, in either case, the Executive executes (and does not later revoke) a Release Agreement (in the form provided as Attachment A), and complies with all of the Executive’s obligations under Section 6 of this Agreement, then the following paragraphs (a) through (g) shall apply:

(a)  Base Salary and Payment Schedule. Subject to the Executive’s execution (without revocation) of the Executive’s Waiver and Release Agreement, the Employer shall pay the Executive an amount equal to eighteen (18) months of the Executive’s Annual Base Salary in effect immediately prior to the date of Executive’s termination of employment. Such amount shall be paid in equal installments over a period of eighteen (18) months in accordance with the Company’s regular payroll schedule, with such payments to begin, in the Company’s sole discretion, no later than sixty (60) days following the date of the Executive’s termination of employment (with any installment payment that would, but for the delay of such payment by the Company, otherwise have been payable if such installment payments had begun on the first payroll period following such date of termination of employment, also being paid on the date of the Company first begins payment of such amounts).

(b)	Bonus.
(1)

Pro Rata Portion. The Employer shall pay the Executive an amount equal to a pro-rata portion of the amount of the annual cash bonus that the Executive would have earned under the Employer’s annual incentive program in respect of the calendar year in which the Executive’s termination of employment occurred, based on the Employer’s achievement of the applicable criteria for such year. Such amount shall be pro-rated based on the period of time from January 1 of the calendar year in which the termination occurred to the date of actual termination of employment, notwithstanding any contrary term of the incentive program that would require the Executive to remain employed until the date of payment. This payment shall be made when the Employer makes its incentive payments to its active employees under and in accordance with the terms of the applicable annual incentive program.

(2)

Fixed Portion. Subject to the Executive’s execution (without revocation) of the Executive’s Waiver and Release Agreement, the Employer shall also pay the Executive an amount equal to the product of: (A) the Executive’s Average Target Achievement (as hereinafter defined), multiplied by (B) the Executive’s then current Target Bonus Percentage, multiplied by (C) the Executive’s then current Annual Base Salary, multiplied by (D) one and one half (1 1/2). The “Average Target Achievement” shall be the amount calculated as (x) the sum of the percentage of the Executive’s Target Bonus Percentage actually earned by the Executive pursuant to the Employer’s annual incentive program for each of the two (2) most recently completed calendar years for which annual cash bonus earnings have been finally determined under such program as of the date of termination of the Executive’s employment with the Employer, divided by (y) two (2). Such amount shall be paid in equal installments over a period of eighteen (18) months in accordance with the Company’s regular payroll schedule, with such payments to begin, in the Company’s sole discretion, no later than sixty (60) days following the date of the Executive’s termination of employment (with any installment payment that would, but for the delay of such payment by the Company, otherwise have been payable if such installment payments had begun on the first payroll period following such date of termination of employment, also being paid on the date of the Company first begins payment of such amounts).

The following example illustrates the application of Section 5.2(b)(2).

Example 1. The Executive’s employment terminates in 2016, after 2014 and 2015 bonuses have been finally determined. At the time of the termination, the Executive’s Annual Base Salary is $350,000 and the Executive’s Target Bonus Percentage is 75%. In 2014, the Executive’s earned annual bonus was $249,375, calculated as (x) $350,000 Annual Base Salary, times (y) 75% Target Bonus Percentage, times (z) 95% achievement of Target Bonus Percentage. In 2015, the Executive’s earned annual bonus was $262,500, calculated as (x) $350,000 Annual Base Salary, times (y) 75% Target Bonus Percentage, times (z) 100% achievement of Target Bonus Percentage. The Average Target Achievement is (A) .95 plus 1.00, divided by (B) 2, or .975. Thus, the amount calculated pursuant to Section 5.2(b)(2) would be (A) .975, multiplied by (B) 75%, multiplied by (C) $350,000, times one and one-half or $383,906.25.

(c)  Stock Options and Other Equity Awards. If, upon the date of termination of the Executive’s employment, the Executive holds any options or other equity awards with respect to stock of the Employer or USF Holding Corp., then all such options and equity awards shall be treated in accordance with the terms of the relevant stock incentive plan document and individual award agreement.

(d)  Health Benefits. Upon the Executive’s termination of employment, the Executive will be eligible to elect individual and dependent continuation group medical and dental coverage, as provided under Internal Revenue Code (“Code”) Section 4980B(f) (“COBRA”), for the maximum COBRA coverage period available, subject to all conditions and limitations (including payment of premiums and cancellation of coverage upon obtaining duplicate coverage or Medicare entitlement). If the Executive elects COBRA coverage, the Employer shall pay to the Executive, in a single payment, the aggregate premium costs to the Executive of COBRA coverage (including the cost of COBRA coverage for any spouse or other dependents of the Executive who are qualified beneficiaries under COBRA and enrolled in the applicable group health plan as of the Executive’s termination date) for the eighteen (18) month period beginning with the first day of the month following the Executive’s termination date (the “COBRA Payment”). Such COBRA Payment shall be grossed-up for income taxes and paid in a lump sum within sixty (60) days following termination of the Executive’s employment. The Executive (or dependents, as applicable) shall be responsible for paying the full cost of the COBRA coverage (including the two percent (2%) administrative charge) effective with the first day of the month following the Executive’s termination date.

(e)  Vacation. The Executive shall be entitled to a payment attributable to base salary for unused vacation accrued during the calendar year of the Executive’s termination of employment. The Executive shall not accrue any vacation after termination of employment, nor shall the Executive be entitled to payment for unused vacation from years other than the calendar year of the Executive’s termination of employment. Payment for accrued unused vacation shall be made to the Executive in a lump sum within sixty (60) days following the date of the Executive’s termination of employment, or such shorter period as required by applicable law.

(f)  Outplacement Services. The Executive shall be entitled to career transition and outplacement services to include one-on-one coaching covering reemployment, career changes, entrepreneurial/consulting ventures, etc., and access to comprehensive office and administrative services for a period not to exceed twelve (12) months following Executive’s termination date. Such outplacement services will be provided by an outside organization selected and paid for by the Employer.

(g)  Effect upon Other Benefits. Notwithstanding the foregoing, the period of time during which the Executive receives benefits following termination of employment shall not count as service or employment with the Employer, and the amount of any payments under this Agreement shall not be treated as compensation paid by the Employer, for purposes of any other employee benefit plan, policy, program or arrangement maintained by the Employer. During the Term, the Executive shall be ineligible for any severance payments and benefits under the Company’s Severance Plan (or any successor thereto) and shall be eligible for severance benefits only as provided in this Agreement.

5.3.  Notwithstanding anything in this Agreement to the contrary, payments and benefits under Section 5.2 shall not be made or be available if the Executive’s termination of employment is due to the Executive’s death (except as set forth in Section 4.6), Permanent Disability (except as set forth in Section 4.5), voluntary resignation without Good Reason, or involuntary termination by the Employer with Cause.

5.4.  The Employer may withhold from any amounts payable under this Agreement such United States federal, state, or local taxes, or any foreign taxes, as shall be required to be withheld pursuant to any applicable law or regulation.

5.5.  The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any compensation that the Executive may receive from any other source.

5.6.  This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Employer, he or she is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following the Executive’s termination of employment with the Employer (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Employer, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l )(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. Additionally, for purposes of Section 409A of the Code, (i) if the commencement of any payment or benefit provided under Section 5.2 that constitutes “deferred compensation” under Section 409A of the Code could, by application of the terms of Section 5.2 occur in one of two taxable years, then the commencement of such payment or benefit shall begin on the first payroll date occurring in January of such second taxable year, (ii) any references herein to Employee’s “termination of employment” shall refer to Employee’s “separation from service” with the Employer and its affiliates within the meaning of Section 409A of the Code and (iii) to the extent the Executive is entitled to receive a Gross-Up Payment pursuant to Section 8, such Gross-Up Payment shall be paid by the end of the taxable year following the taxable year in which the Executive pays the taxes to be grossed-up.

6.    Confidential Information; Non-Competition/Non-Interference. The Executive acknowledges by signing this Agreement that (i) the principal business of USF Holding Corp. and its subsidiaries (including the Employer), and including any futureacquired subsidiaries (any such subsidiaries, “Affiliates”, and collectively with USF Holding Corp., the “USF Group”) is the foodservice distribution business, including the acquisition, procurement, production, sale and distribution of food and related products, equipment, goods and services to restaurants, schools, hospitals, and other institutions or establishments that serve food (the “Present Business”); (ii) the Employer or any Affiliate constitute one of a limited number of persons who have developed the Present Business; (iii) the Executive’s work for the Employer or any Affiliate has given and will continue to give the Executive access to the confidential affairs and proprietary information of the Employer or any Affiliate, not readily available to the public; and (iv) the agreements and covenants of the Executive contained in this Section 6 are essential to the business and goodwill of the Employer or any Affiliate. Accordingly, the Executive agrees as follows:

6.1.  Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Employer or any affiliated companies, and their respective businesses, employees, suppliers or customers, which shall have been obtained by Executive during the Executive’s employment by the Employer and which shall not be or become public knowledge (“Confidential Information”). During the Term and after termination of Executive’s employment with the Employer, the Executive shall not, without the prior written consent of the Employer or as otherwise may be required by law or legal process (provided, that the Executive shall give the Employer reasonable notice of such process, and the ability to contest it), communicate or divulge any Confidential Information to anyone other than the Employer and those designated by it. Notwithstanding the above, this Agreement shall not prevent Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit Executive from divulging Confidential Information by order of court or agency of competent jurisdiction, or from making other disclosures that are protected under the provisions of law or regulation. Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Executive does not need the prior authorization of Employer to make any such reports or disclosures, and Executive is not required to notify Employer that Employee has made such reports or disclosure.

Executive acknowledges and agrees that the Company has provided Executive with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:

(1)    IMMUNITY. — An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that —

(A)    is made —

(i)    in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and

(ii)    solely for the purpose of reporting or investigating a suspected violation of law; or

(B)    is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)    USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—

(A)    files any document containing the trade secret under seal; and

(B)    does not disclose the trade secret, except pursuant to court order.

6.2.  Return of Property. Executive acknowledges and agrees that Executive has no expectation of privacy with respect to Employer’s telecommunications, networking or information processing systems (including, without limitation, stored company files, email messages and voice messages) and that Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Executive further acknowledges and agrees that all records, files, customer order guides, pricelists, photo/videographic materials, computers, and computer related equipment (e.g. hardware, software, disks, electronic storage devices, etc.), cell phones, smart phones, Blackberries, personal data assistants, keys, equipment, access cards, passwords, access codes, badges, credit cards or other tangible material, and all other documents, including but not limited to Confidential Information, that Executive receives, acquires, produces or has access to as a result of Executive’s employment with Employer (regardless of the medium in which any information is stored) (collectively “Property”), are the exclusive property of Employer. The Executive also agrees that upon leaving the Employer’s employ, he or she will not take with him or her, and he or she will surrender to the Employer, any record, list, drawing, blueprint, specification or other document or Property of the Employer, its subsidiaries and affiliates, together with any copy and reproduction thereof, mechanical or otherwise, which is of a confidential nature relating to the Employer, its subsidiaries and affiliates, or, without limitation, relating to its or their method of distribution, client relationships, marketing strategies or any description of formulae or secret processes, or which was obtained by Executive or entrusted to Executive during the course of his or her employment with the Employer. The Executive agrees to return to the Employer all books, records, lists and other written, typed, printed or electronically stored materials, whether furnished by the Employer or prepared by the Executive, which contain any information relating to the Employer, its subsidiaries and affiliates, including their respective businesses, employees, suppliers or customers, promptly upon termination of this Agreement, and the Executive shall neither make nor retain any copies of such material without the prior written consent of the Employer.

6.3.  Non-Competition. The Executive agrees that during the Term of his or her employment with the Employer and for a period of eighteen (18) months after Executive’s termination of employment with the Employer for any reason (the “Restricted Period”), Executive will not, anywhere within the Restricted Territory, engage in Competition with any member of the USF Group. For purposes of this Agreement, “Competition” shall mean (a) owning, operating, or controlling (other than as a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation) any entity which competes directly or indirectly with any product line of or service of the type and/or character offered by or competitive with the USF Group as of the termination of Executive’s employment and which is material to the Present Business (a “Competitor”) or (b) holding any position for a Competitor or engaging in any activities for a Competitor as an employee, agent, consultant, independent contractor, or in any other capacity if such position or activities involve: (i) responsibilities similar to responsibilities Executive had or performed for Employer during the Term; (ii) supervision of employees or other personnel in the provision of services that are similar to or competitive with those offered or provided by the USF Group during the Term; (iii) development or implementation of strategies or methodologies related to the provision of services similar to or competitive with the services offered or provided by the USF Group during the Term; or (iv) responsibilities in which Executive would utilize or disclose Confidential Information, provided that, such restriction shall not apply to a food manufacturing company or business, food retail company or business or other supplier not engaged primarily in foodservice distribution. For purposes of this Agreement, “Restricted Territory” shall mean the following geographic territory to the maximum extent determined to be reasonable by a court of competent jurisdiction: (i) all counties or parishes in the state(s) in which Executive was employed by the Employer during the Term; (ii) all counties or parishes included within any US Foods Region that Executive directly or indirectly managed during the Term; and (iii) all states in the United States of America in which the USF Group conducts business as of the date of the termination of Executive’s employment with the Employer. The Executive acknowledges that the geographic restrictions in this Section 6.3 are reasonable and necessary because, during the Term, the Executive will be exposed to Confidential Information and customer relationships on a nationwide basis.

6.4.  Non-Solicitation of Restricted Customers. During the Restricted Period, the Executive shall not, directly or indirectly, for the purpose of providing products or services competitive with those conducted, authorized, offered or provided by the Employer, solicit, market, service, contact, sell to or attempt to sell to any Restricted Customer.

(a)  For purposes of this Section 6.4, a “Restricted Customer” is any person or entity:

(1)	to whom the Executive sold products or services on behalf of the Company at any time during the Term, including sales performed while the Executive was in training; or
(2)	to whom the Employer sold products or services and with whom the Executive had contact on behalf of the Employer in connection with such sale at any time during the Term; or
(3)

to whom the Employer sold products or services at any time during the Term and which sale was made through any employee of the Employer whom the Executive directly or indirectly managed or supervised (at any level of management or supervision); or

(4)	with regard to whom, at any time during the Term, the Executive (or any employee of the Employer whom the Executive directly or indirectly managed or supervised, at any level of management or supervision): (i) participated in the preparation of a written sales proposal or bid containing Confidential Information to such person or entity on behalf of the Employer; (ii) participated in the setting of prices, margins, or credit terms for such person or entity on behalf of the Employer; or (iii) used or received or created or reviewed any Confidential Information relating to such person or entity on behalf of the Employer; or

(5)

who is, or functions as, a food broker or contract management company or group purchasing organization or otherwise represents one or more customers or negotiates on their behalf, and to whom or through whom Executive or any employee of the Employer whom the Executive directly or indirectly managed or supervised (at any level of management or supervision) sold products or services on behalf of the Employer at any time during the Term.

(b)  Examples of indirect “solicitation, marketing, servicing, contacting, selling to or attempting to sell to” that are prohibited by this Section 6.4 include but are not limited to, providing Confidential Information to a person or entity that is competitive with the Employer regarding a Restricted Customer; advising or encouraging a Restricted Customer to reduce or cease doing business with the Employer or to do business with a person or entity that provides products or services competitive with the Employer; switching or swapping sales, solicitation, or service responsibility for a Restricted Customer with an employee of a person or entity that is competitive with the Employer; participating in the supervision or management of any person or entity that is competitive with the Employer or an employee of such person or entity, regardless of other intervening levels of management or supervision, with regard to a Restricted Customer; participating in the setting of prices, credit terms or margins for a Restricted Customer; participating in developing and executing marketing and sales strategies and decisions affecting a Restricted Customer; and receiving any personal benefit (present or future) in the event a Restricted Customer should do any business with a person or entity that is competitive with the Employer.

6.5.  Non-Solicitation of Employees; Non-Interference. The Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, on behalf of Executive or for any other person (other than the Employer), solicit to hire or hire any person (i) who is an employee of the USF Group, or (ii) who has left the employment of the USF Group for a period of six (6) months following the termination of such employee’s employment with the USF Group, for employment with any person, business, firm, corporation, partnership or other entity other than the USF Group.

6.6.  Certification and Exit Interview Requirement. The Executive agrees that, upon the Employer’s request, at any time during the Term and thereafter for two (2) years following the termination of the Executive’s employment with the Employer for any reason, Executive shall certify his or compliance with the obligations contained in this Agreement by submitting to Employer a statement under penalty of perjury stating that Executive has fully complied and continues to comply with the restrictions contained in this Agreement. Executive shall describe in detail any breaches of this Agreement in the statement. Executive also agrees to be available for an exit interview with a designated Employer representative prior to Executive’s departure from Employer to answer questions regarding Executive’s departure. Executive also agrees to execute an exit interview certification affirming Executive’s compliance with his or her obligations in this Agreement.

6.7.  Effect of Other Agreements. In the event Executive executed other written agreements with Employer relating to the subject matter of this Section 6, and/or in the event Executive enters into other written agreements that contain provisions similar to the provisions contained herein, all such provisions shall be interpreted to provide the Employer with cumulative rights and remedies and the benefits and protections provided to the Employer under each such agreement shall be given full force and effect. Without limitation of the foregoing, Executive expressly acknowledges and agrees that Executive’s previous Non-Solicitation, Non-Competition, and Non-Disclosure Agreements with Employer shall remain in full force and effect notwithstanding this Agreement.

6.8.  Cooperation. During the Restricted Period, upon reasonable request of the Employer, the Executive shall cooperate in any internal or external investigation, litigation or any dispute relating to any matter in which he or she was involved during his or her employment with the Employer; provided, however, that the Executive shall not be obligated to spend time and/or travel in connection with such cooperation to the extent that it would unreasonably interfere with the Executive’s other commitments and obligations. The Employer shall reimburse the Executive for all expenses the Executive reasonably incurs in so cooperating.

6.9.  Notification. Before accepting employment with any other person, organization or entity while employed by the Employer and during the Restricted Period, the Executive will inform such person, organization or entity of the restrictions contained in this Section 6. The Executive further consents to notification by Employer to Executive’s subsequent employer or other third party of Executive’s obligations under this Agreement.

6.10. Other Acknowledgements. The parties acknowledge and agree that the restrictions of this Section 6 have been carefully negotiated at arm’s length and are believed by the parties to be reasonable and necessitated by legitimate business needs. Notwithstanding the preceding statement, if any provision set forth in this Section 6 is determined by any competent court or tribunal to be unenforceable or invalid for any reason, the parties agree that this Section 6 will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all respects as to which it may be enforceable, all as determined by such court or tribunal. The parties further acknowledge and agree that the Executive’s obligations under this Agreement are unique and that any breach or threatened breach of such obligations may result in irreparable harm and substantial damages to the USF Group. Accordingly, in the event of a breach or threatened breach by the Executive of any of the provisions of this Section 6, any member of the USF Group shall have the right, in addition to exercising any other remedies at law or equity which may be available to it under this Agreement or otherwise, to obtain ex parte, preliminary, interlocutory, temporary or permanent injunctive relief, specific performance and other equitable remedies in any court of competent jurisdiction, to prevent the Executive from violating such provision or provisions or to prevent the continuance of any violation thereof, together with an award or judgment for any and all damages, losses, liabilities, expenses and costs incurred by the USF Group as a result of such breach or threatened breach including, but not limited to, attorneys’ fees incurred by the USF Group in connection with, or as a result of, the enforcement of these covenants. The Executive expressly waives any requirement based on any statute, rule or procedure, or other source, that any member of the USF Group post a bond as a condition of obtaining any of the above described remedies.

7.    Clawback/Forfeiture of Benefits. In addition to the Employer’s legal and equitable remedies (including injunctive relief), if the Board of Directors of USF Holding Corp. or the Board of Directors of the Employer determines (in its sole discretion but acting in good faith) that (i) the Executive has violated any portions of Section 6, or (ii) that any of the Employer’s or USF Holding Corp.’s financial statements are required to be restated resulting from fraud attributable to the Executive, then (a) the Employer may recover or refuse to pay any of the compensation or benefits that may be owed to the Executive under Section 5.2 of this Agreement, and (b) the Employer or USF Holding Corp., as the case may be, may prohibit the Executive from exercising all or any options with respect to stock of the Employer or USF Holding Corp., or may recover all or portion of the gain realized by the Executive from such options exercised in the twelve (12) month period immediately preceding any violation of Section 6 or any restatement of financial statements, or in the periods following the date of any such violation or restatement.

8.    Certain Additional Payments by the Employer.

(a)   Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Employer or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)   Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a certified public accounting firm designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Employer. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Section 8, shall-be paid by the Employer to Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Employer and Executive. As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts its remedies pursuant to Section 8(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of Executive.

(c)   The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)  give the Employer any information reasonably requested by the Employer relating to such claim,

(ii)  take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,

(iii)  cooperate with the Employer in good faith in order effectively to contest such claim, and

(iv)  permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 8(c), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer’s control of the contest shall be limited to issues with respect to which a GrossUp Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)   If, after the receipt by Executive of an amount advanced by the Employer pursuant to Section 8(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Employer’s complying with the requirements of Section 8(c)) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Employer pursuant to Section 8(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall-be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

9.    Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof. If despite their good faith efforts, the parties are unable to resolve such controversy or claim, then such controversy or claim shall be resolved by arbitration in Chicago, Illinois, with one (1) arbitrator, in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses, including fees and costs of the arbitrator and the arbitration, to the prevailing party. Notwithstanding the above, nothing in this Agreement prevents either the Executive or the Employer from seeking a temporary restraining order, preliminary injunction, or other temporary or interlocutory equitable relief from a court of competent jurisdiction, provided that, following the court’s ruling on a petition or application for temporary or equitable injunctive relief, any such action in a court of competent jurisdiction shall be stayed and the remainder of the dispute submitted to binding arbitration for final resolution on the merits.

10.    Complete Agreement. This Agreement contains the complete agreement and understanding concerning the employment arrangement between the parties and, except as set forth in Section 6.7 of this Agreement, supersedes all other agreements, understandings or commitments between the parties as to such subject matter. No amendment, waiver or revocation of this Agreement shall be effective unless set forth in writing expressly stating the amendment, waiver or revocation and signed by an authorized officer of Employer.

11.    Successors and Assigns. Executive expressly agrees that this Agreement, including the rights and obligations hereunder, may be transferred and/or assigned by the Employer without the further consent of Executive, and that this Agreement is for the benefit of and may be enforced by Employer, its present and future successors, assigns, subsidiaries, affiliates, and purchasers, but is not assignable by Executive.

12.    Notices. All notices required to be given or which may be given under this Agreement must be in writing, must be either personally delivered, or delivered by first class mail (postage prepaid) or by a nationally recognized express courier. Notices will be deemed given when personally delivered, when delivered to the addressee’s address (when delivered by express courier) or five (5) days after having been deposited with the U.S. Postal Service if mailed, and addressed as follows:

If to the Employer:	If to the Executive:
US Foods, Inc.	To the address set forth by the Executive at the end of this Agreement
9399 W. Higgins Road
Rosemont, Illinois 60018
Attn: General Counsel

Either party may change the address to which such notices are to be addressed by notice thereof to the other party in the manner set forth above.

13.    Miscellaneous.

13.1.  The Executive agrees that any and all processes, systems, software, technology or other intellectual properly created or developed by the Executive as part of the work being performed by him or her for the Employer is “work for hire,” which is owned exclusively by the Employer and for which the Employer receives all ownership rights, including the copyrights thereto. The Executive hereby assigns to the Employer any and all right, title and interest the Executive may have in such work.

13.2.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of such rights, power or privilege or any single or partial exercise of any such right, power or privilege, preclude any other further exercise thereof or the exercise of any other such right, power or privilege.

13.3.  If any portion of this Agreement is held unenforceable or inoperative for any reason, such portion will not affect any other portion of this Agreement, and the remainder will be as effective as though the ineffective portion had not been contained in this Agreement.

13.4.  The validity of this Agreement and of any of the terms or provisions as well as the rights and duties of the parties hereunder will be governed by the laws of the State of Illinois (excluding the conflict of laws provisions thereof). Except for claims subject to the mandatory arbitration provision in Section 9 of this Agreement, the exclusive venue for any litigation between Executive and Employer based upon any fact, matter or claim arising out of or relating to this Agreement shall be the state or federal courts located in Chicago, Illinois, and Executive hereby consent to any such court’s exercise of personal jurisdiction over him or her for such purpose. Executive acknowledges and agrees that Executive has significant material connections with Illinois. Executive shall not challenge jurisdiction in Illinois on any grounds including forum non conveniens or lack of personal jurisdiction.

*  *  *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date below.

EMPLOYER:	EXECUTIVE

US Foods, Inc.	/s/ Dirk Locascio
Dirk Locascio
/s/ T.S. Monroe
By: T.S. Monroe
Its: CHRO
Address:

Date: February 6, 2017

ATTACHMENT A

FORM OF WAIVER AND RELEASE AGREEMENT

In consideration for the benefits to be provided to me under the terms of the Severance Agreement by and between U.S. Foods, Inc. (the “Company”) and me, effective         ,     , 20 (the “Agreement”), I hereby acknowledge, understand and agree under this Waiver and Release Agreement (the “Release”) to the following:

1.    In consideration of the foregoing, including, without limitation, payment to me of the determined amounts under the Agreement, I unconditionally release the Company and all of its partners, affiliates, parents, predecessors, successors and assigns, and their respective officers, directors, trustees, employees, agents, administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (collectively, the “Released Parties”) from any and all administrative claims, actions, suits, debts, demands, damages, claims, judgments, or liabilities of any nature, including costs and attorneys’ fees, whether known or unknown, including, but not limited to, all claims arising out of my employment with or separation from the Company and (by way of example only) any claims for bonus, severance, or other benefits apart from the benefits set forth in the Agreement; claims for breach of contract, wrongful discharge, tort claims (e.g., infliction of emotional distress, defamation, negligence, privacy, fraud, misrepresentation); claims under federal, state and local wage and hour laws and wage payment laws; claims for reimbursements; claims for commissions; or claims under the following, in each case, as amended: 1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); 2) 42 U.S.C. § 1981 (discrimination); 3) 29 U.S.C. § 206(d)(1) (equal pay); 4) Executive Order 11246 (race, color, religion, sex and national origin discrimination); 5) Age Discrimination in Employment Act and Executive Order 11,141 (age discrimination); (6) the Americans with Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 12101, et seq.; 7) the Family and Medical Leave Act; 8) the Immigration Reform and Control Act; 9) [Illinois Human Rights Act (discrimination in employment)][INSERT APPLICABLE STATE LAWS]; 10) the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; 11) the Vietnam Era Veterans Readjustment Assistance Act; 12) §§ 503-504 of the Rehabilitation Act of 1973 (handicap discrimination), or any other claims under any other state, federal, local law, statute, regulation, or common law or claims at equity relating to conduct or events occurring prior to the date of this Release. [INSERT ANY APPLICABLE STATE SPECIFIC RELEASE LANGUAGE].

This Release shall not extend to or include the following: (a) any rights or obligations under applicable law which cannot be waived or released pursuant to an agreement, (b) any rights or claims that arise after the date of this Release, (c) any rights I may have under USF Holding Corp.’s, the Company’s, or any applicable affiliate’s Director’s and Officer’s insurance policy or under USF Holding Corp.’s, the Company’s, or any applicable affiliate’s charter or by-laws, (d) any rights I may have under the Company’s 2007 Stock Incentive Plan for Key Employees of USF Holding Corp. and its Affiliates; (e) the right to enforce this Agreement, or (f) any rights I may have under any benefit plans maintained by the Company or its affiliates. I represent and warrant that, as of the Effective Date, I have not assigned or transferred any claims of any nature that I would otherwise have against the Company, its successors or assigns.

2.    I intend this Release to be binding on my successors, and I specifically agree not to file or continue any claim in respect of matters covered by this Release. I further agree never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company arising from or relating to my employment with or my termination of employment from the Company and/or any other occurrences to the date of this Release, other than a claim challenging the validity of this Release under the ADEA.

3.    I am further waiving my right to receive money or other relief in any action instituted by me or on my behalf by any person, entity or governmental agency. Nothing in this Release shall limit the rights of any governmental agency or my right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. I further agree to waive my rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

4.    In further consideration of the promises made by the Company in this Release, I specifically waive and release the Company from all claims I may have as of the date I sign this Release, whether known or unknown, arising under the ADEA. I further agree that:

(A)	My waiver of rights under this Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);
(B)	I understand the terms of this Release;
(C)

The consideration offered by the Company under the Agreement in exchange for the signing of this Release represents consideration over and above that to which I would otherwise be entitled, and that the consideration would not have been provided had I not agreed to sign this Release and do not sign this Release;

(D)	The Company is hereby advising me in writing to consult with an attorney prior to executing this Release;
(E)	The Company is giving me a period of twenty-one (21) days within which to consider this Release;
(F)

Following my execution of this Release, I have seven (7) days in which to revoke this Release by written notice. An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective;

(G)	This entire Release shall be void and of no force and effect if I choose to so revoke, and if I choose not to so revoke this Release shall then become effective and enforceable.

This Section 4 does not waive rights or claims that may arise under the ADEA after the date I sign this Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 3 does not apply to claims under the ADEA that challenge the validity of this Release.

5.    To revoke this Release, I must send a written statement of revocation to:

US Foods, Inc.

9399 W. Higgins Road

Rosemont, Illinois 60018

Attn: General Counsel

The revocation must be received no later than 5:00 p.m. on the seventh day following my execution of this Release. If I do not revoke, the eighth day following my acceptance will be the “Effective Date” of this Release.

6.    I acknowledge that I remain bound by, and reaffirm my intention to comply with, continuing obligations under any agreements between myself and the Company, as presently in effect, including, but not limited to, my obligations set forth in Section 5 of the Agreement.

BY SIGNING THIS RELEASE, I ACKNOWLEDGE THAT: I HAVE READ THIS RELEASE AND UNDERSTAND ITS TERMS; I HAVE HAD THE OPPORTUNITY TO REVIEW THIS RELEASE WITH LEGAL OR OTHER PERSONAL ADVISORS OF MY OWN CHOICE; I UNDERSTAND THAT BY SIGNING THIS RELEASE I AM RELEASING THE RELEASED PARTIES OF ALL CLAIMS AGAINST THEM; I HAVE BEEN GIVEN TWENTY-ONE DAYS TO CONSIDER THE TERMS AND EFFECT OF THIS RELEASE AND I VOLUNTARILY AGREE TO ITS TERMS.

SIGNED this                   day of                  , 20

[Executive]

ATTACHMENT B

Special Provisions re “Material Diminution” in Duties

(see Section 4.1)

The Executive shall be considered to have a change in reporting responsibility (and thus a ’Material Diminution” under Section 4.1) unless the Executive reports directly to the Chief Executive Officer or other executive officer with the highest authority in the entity, business unit, or business segment which includes the Employer.